UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2012

BARNES GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-04801	06-0247840
(Commission File Number)	(I.R.S. Employer Identification No.)

123 Main Street, Bristol, Connecticut	06010
(Address of principal executive offices)	(Zip Code)

(860) 583-7070
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
The Board of Directors (the "Board") of Barnes Group Inc. (the "Company") re-appointed Claudia S. Toussaint to the position of Senior Vice President, General Counsel and Secretary of the Company, effective June 19, 2012. Ms. Toussaint previously served in this position with the Company from April 2010 until March 2012. She briefly joined Tyco Flow Control in connection with its proposed spin-off from Tyco International Ltd., which is now expected to be followed by the merger of Tyco Flow Control with Pentair, Inc.
By action effective June 14, 2012, the Compensation and Management Development Committee of the Board of Directors of the Company (the "CMDC") approved the following compensation actions with regard to Ms. Toussaint (who was a “named executive officer” in the Company's 2012 proxy statement): (1) a base annual salary of $390,000; (2) a cash signing bonus in the amount of $100,000, payable within one month of the date of Ms. Toussaint's appointment, and fully reimbursable if Ms. Toussaint voluntarily terminates employment with the Company within twelve months of the signing bonus payment date; (3) a target percentage of 45% of base salary for purposes of the annual incentive compensation plan; and (4) a long-term equity grant consisting of the following awards: an Option to purchase 8,200 shares of Company common stock, a grant of 4,400 Restricted Stock Units, and a grant of 7,400 Performance Share Awards. A summary of the standard terms applicable to these equity awards, including vesting terms, is included in the Company's Form 8-K filed with the Securities and Exchange Commission (“SEC”) on February 14, 2011; the Form 8-K filed with the SEC on February 13, 2012; the form of option award agreement filed as an exhibit to the Company's Form 10-Q filed with the SEC on April 29, 2011; and the forms of restricted stock unit and performance share award agreements filed as exhibits to the Company's Form 10-K filed with the SEC on February 21, 2012. The CMDC also approved a grant to Ms. Toussaint of 20,500 Restricted Stock Units, which award will vest as follows: 25% on the second and third anniversaries of the grant date and 50% on the fourth anniversary of the grant date.
Ms. Toussaint will also resume participation in the other compensatory plans and other arrangements available to her as an executive officer of the Company in a manner substantially similar to her participation at the time of her resignation in March 2012 (other than (i) the 2009 Deferred Compensation Plan, which was modified to close participation to any employee hired, rehired or promoted into an eligible position on or after April 1, 2012, (ii) the Supplemental Executive Retirement Plan (“SERP”), which was modified to terminate participation for all individuals who were not receiving benefits under the SERP or vested thereunder as of April 1, 2012, and (iii) the Senior Enhanced Executive Life Insurance Program, which was modified to close participation to any employee hired or promoted into an eligible position after April 1, 2011, and in lieu of which Ms. Toussaint will participate in the Company's Executive Group Term Life Insurance Program ( "EGTLIP")), all (other than regarding the EGTLIP) as described regarding Ms. Toussaint and the Company's other named executive officers in the Company's 2012 proxy statement filed with the SEC on March 21, 2012, which description, to the extent applicable to Ms. Toussaint with respect to the compensation arrangements specifically approved by the CMDC described above and the other compensatory plans and arrangements in which Ms. Toussaint will participate, is incorporated herein by reference. The EGTLIP, a copy of which is attached to this report as Exhibit 10.1 and incorporated by reference herein, offers Company-provided group term life insurance under which the amount of the life insurance benefit, as of the beginning of each plan year, is equal to approximately three to four times the employee participant's base salary, depending on the salary grade of the employee. The Company pays the premiums for, each life insurance policy under EGTLIP while the participant is actively employed by the Company, provided, however, upon an employee participant's separation from service from the Company other than by death, the life insurance policy may be continued by the participant by taking certain actions and paying the full cost of the policy in accordance with EGTLIP's rules and procedures. A participant may make additional premium payments at any time, subject to certain limits described in the insurance policy.

Item 9.01.     Financial Statements and Exhibits

(d)

Exhibit No.	Document Description

10.1	Barnes Group Inc. Executive Group Term Life Insurance Program effective April 1, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 19, 2012	BARNES GROUP INC.
(Registrant)

	By:	/s/ DAWN N. EDWARDS
Dawn N. Edwards Senior Vice President, Human Resources

EXHIBIT INDEX

Exhibit No.	Document Description

10.1	Barnes Group Inc. Executive Group Term Life Insurance Program effective April 1, 2011

5